                                                                     EXHIBIT 5.1

                                  [LETTERHEAD]


                                  June 5, 1997


Robert L. Watters, President
Rick's Cabaret International, Inc.
3113 Bering Drive
Houston, Texas 77057

Dear Mr. Watters:


     As counsel for Rick's Cabaret International, Inc., a Texas corporation ("Company"), you have requested our firm to render this opinion in connection with the Registration Statement of the Company on Form S-3 Amendment No. 1 ("Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission relating to the resale of 380,000 shares of common stock, par value $.01 per share (the "Common Stock") by certain security holders of the Company. All of the 380,000 shares of Common Stock are currently outstanding shares of the Company's Common Stock owned by a certain security holders of the Company. The Registration Statement also relates to the registration of the issuance of up to 1,160,000 shares of common stock, par value $.01 per share (the "Common Stock"), consisting of (i) 920,000 shares of Common Stock underlying 920,000 Redeemable Common Stock Purchase Warrants (the "Warrants") of the Company, (ii) 160,000 shares of Common Stock underlying 160,000 Representative's Warrants ("Representative's Warrants") and (iii) 80,000 shares of Common Stock issuable upon the exercise of the Underlying Warrants ("Underlying Warrants"). The Warrants, Representative's Warrants and the Underlying Warrants are referred to collectively herein as "Warrants."


     We are familiar with the Registration Statement and the registration contemplated thereby. In giving this opinion, we have reviewed the Registration Statement and such other documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained therein as we have felt necessary or appropriate in order to render the opinions expressed herein. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to original documents of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.

     Based upon the foregoing, we are of the opinion that:

          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas; and

          2. The shares of Common Stock to be resold are validly authorized, validly issued, fully paid and nonassessable.


          3. The shares of Common Stock underlying the Warrants to be issued upon exercise of such Warrants are validly authorized and, upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and nonassessable.


     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the Registration Statement to Axelrod, Smith, & Kirshbaum under the heading "Exhibits -- Opinion."

                                            Very truly yours,

                                            /s/  AXELROD, SMITH & KIRSHBAUM